As filed with the Securities and Exchange Commission on March 5, 2002
Registration No. 333-82346

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CACI INTERNATIONAL INC
(Exact name of registrant as specified in its charter)

Delaware	54-1345888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

1100 North Glebe Road
Arlington, Virginia 22201
(703) 841-7800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. J. P. London
Chairman, President and Chief Executive Officer
CACI International Inc
1100 North Glebe Road
Arlington, VA 22201
(703) 841-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David W. Walker, Esq. John D. Hancock, Esq. Lee S. Feldman, Esq. FOLEY, HOAG & ELIOT LLP One Post Office Square Boston, Massachusetts 02109 Telephone: (617) 832-1000	Jeffrey P. Elefante, Esq. General Counsel CACI INTERNATIONAL INC 1100 North Glebe Road Arlington, VA 22201 Telephone: (703) 841-7800	Christopher C. Paci, Esq. Vincent W. Mathis, Esq. SHEARMAN & STERLING 599 Lexington Avenue New York, NY 10022 Telephone: (212) 848-4000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part I of this Registration Statement has been intentionally omitted because this Amendment No. 2 does not affect any changes to the Prospectus. The purpose of this Amendment No. 2 is to file Exhibit 1.1 and to amend Exhibit 5.1.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table provides the various expenses payable by CACI in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

Payable by CACI
Securities and Exchange Commission registration fee	$16,323
National Association of Securities Dealers, Inc. filing fee	18,242
Nasdaq National Market listing fee	22,500
Printing and engraving expenses	200,000
Transfer agent fees	10,000
Accounting fees and expenses	200,000
Legal fees and expenses	400,000
Blue Sky fees and expenses (including related legal fees)	5,000
Miscellaneous	27,935

Total	$900,000

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article EIGHTH of CACI’s Certificate of Incorporation provides that CACI may, to the full extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons that it is permitted to indemnify under Section 145 of the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 9 of ARTICLE V of CACI’s By-Laws provides that CACI shall indemnify and hold harmless to the fullest extent permissible under the Delaware General Corporation Law every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of CACI or is or was serving at the request of CACI as a director or officer of another corporation, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, and, if approved by CACI’s board of directors, amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection with that action, suit, or proceeding. Section 9 of ARTICLE V of CACI’s By-Laws also provides that CACI may pay expenses incurred by a director or officer in connection with the defense of any civil or criminal action, suit, or proceeding in advance of the disposition of the action, suit, or proceeding, upon a commitment by or on behalf of the director or officer to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by CACI.

Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. [CACI has procured a directors’ and officers’ liability and company reimbursement liability insurance policy that (a) insures directors and officers of CACI against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures CACI against losses (above a deductible amount) arising from any such claims, but only if CACI is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of its Certificate of Incorporation or its By-Laws.

The effect of these provisions would be to authorize such indemnification by CACI for liabilities arising out of the Securities Act of 1933.

Item 16. Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement.
4.1
Certificate of Incorporation of CACI International Inc, as amended to date, is incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2000.

4.2
By-laws of CACI International Inc, as amended to date, is incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2000.

5.1	Opinion of Foley, Hoag & Eliot LLP.
11.1	Computation of Earnings per share.*
23.1	Consent of Deloitte & Touche LLP, independent auditors.*
23.3	Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (contained on the signature page).*

*	Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post–effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Virginia, on March 5, 2002.

CACI INTERNATIONAL INC

By:	/s/ J. P. London

J. P. London
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J.P. LONDON J.P. London	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	March 5, 2002

* Stephen L. Waechter	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 5, 2002

* Peter A. Derow	Director	March 5, 2002

* Richard L. Leatherwood	Director	March 5, 2002

* Warren R. Phillips	Director	March 5, 2002

* Charles P. Revoile	Director	March 5, 2002

* Glenn Ricart	Director	March 5, 2002

* Vincent L. Salvatori	Director	March 5, 2002

* William B. Snyder	Director	March 5, 2002

* Richard P. Sullivan	Director	March 5, 2002

* John M. Toups	Director	March 5, 2002

* /s/ J.P. LONDON J.P. London Attorney-in-fact		March 5, 2002

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